Exhibit 99

   MemberWorks Reports Fiscal 2004 Fourth Quarter Financial Results

    STAMFORD, Conn.--(BUSINESS WIRE)--July 28, 2004--MemberWorks
Incorporated (Nasdaq: MBRS)

    -- Reported revenues were $133.2 million versus guidance of $133.0 million to $135.0 million.

    -- Earnings per share was $0.66 versus guidance of $0.56 to $0.61.

    -- Operating cash flow was $22.7 million versus guidance of $17 to 19 million.

    -- Operating cash flow before changes in assets and liabilities was $11.8 million versus guidance of $12 to 14 million.

    MemberWorks Incorporated (Nasdaq: MBRS), a leader in bringing value to consumers through an array of membership programs and services in the categories of healthcare, shopping discounts, personal security, personals and customer loyalty programs, announced today its financial results for the fourth quarter and fiscal year ended June 30, 2004.
    The results for the quarter include the full quarter results for our April 1, 2004 acquisition of Lavalife.
    The Company reported revenues of $133.2 million, compared to $119.2 million reported in the fiscal 2003 fourth quarter, and $118.5 million reported in the fiscal 2004 third quarter. As mentioned above, the fourth quarter 2004 revenues were positively impacted by our acquisition of Lavalife which reported revenues of $17.7 million for the fiscal 2004 fourth quarter.
    Net income for the current quarter was $8.0 million, or $0.66 per diluted share, versus net income of $5.2 million, or $0.41 per diluted share, for last year's fourth fiscal quarter.
    The Company reported net cash provided by operating activities of $22.7 million for the fiscal 2004 fourth quarter versus $15.4 million in last year's fourth fiscal quarter and $4.8 million in the fiscal 2004 third quarter. Operating cash flow before changes in assets and liabilities reported for the fiscal 2004 fourth quarter was $11.8 million compared to $13.3 million in last year's fourth fiscal quarter, and $18.2 million in the fiscal 2004 third quarter. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for a discussion of the relevance of this measure.
    Compared to previous guidance provided in January 2004 and further updated in June 2004, reported revenues were $133.2 million versus the guidance of $133.0 million to $135.0 million. Earnings per share was $0.66 versus guidance of $0.56 to $0.61. Operating cash flow before changes in assets and liabilities was $11.8 million versus guidance of $12 to $14 million.
    "This quarter rounds out a productive year for MemberWorks," said Gary Johnson, President and CEO. "With the completion of our acquisition of Lavalife and the closing of our high yield bond offering, we are well-positioned for making several key investments in fiscal 2005. Our investment strategy is increasingly focused on profitable direct to consumer opportunities and reinventing our traditional membership programs for future growth."
    Mr. Johnson continued, "Over the past quarter, we continued to address unprofitable service and retention activities, the result of which was a decline in our total membership base. Finally, we are pleased that our Florida litigation was settled and that all recommendations were consistent with our existing marketing best practices."

    Fiscal Year Results

    The Company reported revenues of $488.7 million in the fiscal year 2004, an increase of 7% from $456.9 million in fiscal year 2003. Included in the fiscal 2004 revenue is the fiscal 2004 fourth quarter revenue from Lavalife which amounted to $17.7 million.
    Net income for the fiscal year 2004 was $28.0 million, or $2.29 per diluted share, versus net income of $24.4 million, or $1.84 per diluted share, in the prior year.
    Net income for the prior year included a $19.1 million ($11.5 million after tax) gain related to the settlement of a lawsuit, a $1.0 million ($0.6 million after tax) charge for a purchase price adjustment related to the sale of iPlace, Inc. and a $0.2 million ($0.1 million after tax) charge for a realized loss on marketable securities.
    Excluding the items discussed above from prior year results, net income and diluted earnings per share was $28.0 million, or $2.29 per diluted share, in fiscal 2004, versus $13.6 million, or $1.03 per diluted share, in fiscal 2003.
    The Company reported net cash provided by operating activities of $47.9 million for the fiscal year 2004 versus $48.5 million in the prior year. Operating cash flow before changes in assets and liabilities reported for the fiscal year 2004 was $52.1 million compared to $48.5 million in the prior year.
    During the quarter ended June 30, 2004, MemberWorks purchased 323,100 shares of its common stock in the open market. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 993,500 additional shares as market conditions permit. As of June 30, 2004, there were 10,237,000 shares of common stock outstanding.

    Business Outlook:

    Management offers the following guidance for the quarter ended September 30, 2004:

    Revenues are expected to be in the range of $130 million to $135 million and earnings per share is expected to range between $0.56 and $0.59. Operating cash flow before changes in assets and liabilities is expected to be between $4 million and $5 million and changes in assets and liabilities are expected to be neutral. Capital expenditures are expected to be approximately $2 million. Free cash flow is expected to be approximately $2 million to $3 million.

    Management offers the following guidance for the quarter ended December 31, 2004:

    For the quarter ended December, 2004, revenues are expected to be in the range of $135 million to $140 million and earnings per share is expected to range between $0.38 and $0.40. Operating cash flow before changes in assets and liabilities is expected to be between $9 million and $10 million and changes in assets and liabilities are expected to be neutral. Capital expenditures are expected to be approximately $3 million. Free cash flow is expected to be approximately $6 million to $7 million.

    Management offers the following guidance for the year ended June
30, 2005:

    Revenues are expected to be in the range of $550 million to $560 million and earnings per share is expected to range between $2.30 and $2.35. Operating cash flow before changes in assets and liabilities is expected to be between $33 million and $38 million and changes in assets and liabilities is expected to be positive $10 million. Capital expenditures are expected to be approximately $12 million. Free cash flow is expected to be approximately $31 million to $36 million.
    See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and to free cash flow and a discussion of the relevance of these measures.

    Conference Call Note:

    MemberWorks will host a conference call on July 28, 2004, at 10:00 A.M., EDT, to discuss the Company's fourth quarter results. This conference call will also be available live on the investor relations page of Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software. To listen to the conference call, please dial (800) 857-7178, approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS".
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after the completion of the call and will remain available until August 11, 2004. To listen to the audio replay, please call (866) 486-4652. A web cast replay of the conference call will also be available on the investor relations page of the Company's web site approximately 2 hours after the end of the call and remain available until August 11, 2004.

    About MemberWorks:

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers through an array of membership programs and services in healthcare, personal finance, insurance, travel, entertainment, fashion and personals services. As of June 30, 2004,
5.6 million retail members and approximately 600,000 active personals customers are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. With broad online and offline distribution capabilities, MemberWorks offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


                       MEMBERWORKS INCORPORATED
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)


                             Three months ended   Twelve months ended
                                  June 30,              June 30,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------
                                (Unaudited)           (Audited)

Revenues                   $ 133,232  $ 119,185  $ 488,739  $ 456,881

Expenses:
  Marketing                   61,476     72,213    255,818    280,673
  Operating                   25,003     20,539     91,832     78,444
  General and administrative  27,426     17,328     85,826     74,085
  Amortization of intangible
   assets                      1,546        318      2,393      1,393
                           ---------- ---------- ---------- ----------
Total expenses               115,451    110,398    435,869    434,595
                           ---------- ---------- ---------- ----------

Operating income              17,781      8,787     52,870     22,286
Settlement of investment
 related litigation                -          -          -     19,148
Loss on sale of subsidiary         -          -          -       (959)
Net loss on investment             -          -          -       (206)
Interest (expense) income,
 net                          (4,304)        17     (6,621)       570
Other income (expense), net     (110)       (68)       349       (244)
                           ---------- ---------- ---------- ----------

Income before income taxes    13,367      8,736     46,598     40,595
Provision for income taxes    (5,346)    (3,495)   (18,638)   (16,239)
                           ---------- ---------- ---------- ----------
Net income                 $   8,021  $   5,241  $  27,960  $  24,356
                           ========== ========== ========== ==========

Diluted earnings per share $    0.66  $    0.41  $    2.29  $    1.84
                           ========== ========== ========== ==========

Diluted shares used in
 earnings per share
 calculation                  13,251     12,801     13,208     13,233
                           ========== ========== ========== ==========


                       MEMBERWORKS INCORPORATED
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                            Three months ended    Tweleve months ended
                                 June 30,             June 30,
                           --------------------- ---------------------
                              2004        2003       2004       2003
                           ---------- ---------- ---------- ----------
                                (Unaudited)           (Audited)

Operating Activities
  Net income               $   8,021  $   5,241  $  27,960  $  24,356
  Adjustments to reconcile
   net income to net cash
  provided by operating
   activities:
     Revenues before
      deferral               121,034     99,558    456,467    417,878
     Marketing costs
      before deferral        (55,177)   (51,119)  (230,363)  (229,262)
     Revenues recognized    (133,232)  (119,185)  (488,739)  (456,881)
     Marketing costs
      expensed                61,476     72,213    255,818    280,673
     Depreciation and
      amortization             5,603      2,970     13,252     12,120
     Deferred and other
      income taxes             4,127      2,454     10,254     14,182
     Tax benefit from
      employee stock
      plans                       23        301      6,520        942
     Gain on settlement of
      investment related
      litigation                   -          -          -    (19,148)
     Loss on sale of
      subsidiary                   -          -          -        959
     Net loss on
      investment                   -          -          -        206
     Other                       (38)       876        890      2,485
                           ---------- ---------- ---------- ----------
Operating cash flow before
 changes in assets and
 liabilities                  11,837     13,309     52,059     48,510
     Net change in assets
      and liabilities         10,843      2,091     (4,111)        23
                           ---------- ---------- ---------- ----------
Net cash provided by
 operating activities         22,680     15,400     47,948     48,533
                           ---------- ---------- ---------- ----------

Investing Activities
     Acquisition of fixed
      assets                  (2,181)    (1,364)    (7,057)    (5,463)
     Settlement of
      investment related
      litigation                   -          -          -     19,148
     Other investing
      activities                   -          -          -     (1,250)
     Purchase of short
      term investments        (7,650)         -     (7,650)         -
     Acqusition of
      business, net of
      cash acquired         (114,916)         -   (114,916)         -
                           ---------- ---------- ---------- ----------
Net cash (used in)
 provided by investing
 activities                 (124,747)    (1,364)  (129,623)    12,435
                           ---------- ---------- ---------- ----------

Financing Activities
     Net proceeds from
      issuance of stock       10,012        873     33,644      4,050
     Treasury stock
      purchases               (9,265)   (11,891)   (94,207)   (37,214)
     Net proceeds from
      issuance of debt       141,877          -    229,825          -
     Payments of long-
      term obligations           (85)       (50)      (453)    (1,051)
                           ---------- ---------- ---------- ----------
Net cash provided by (used
 in) financing activities    142,539    (11,068)   168,809    (34,215)
                           ---------- ---------- ---------- ----------
Effect of exchange rate
 changes on cash and cash
 equivalents                      67        (52)       102          5
                           ---------- ---------- ---------- ----------
Net Increase (decrease) in
 cash and cash equivalents    40,539      2,916     87,236     26,758
Cash and cash equivalents
 at beginning of period      118,957     69,344     72,260     45,502
                           ---------- ---------- ---------- ----------
Cash and cash equivalents
 at end of period          $ 159,496  $  72,260  $ 159,496  $  72,260
                           ========== ========== ========== ==========


                       MEMBERWORKS INCORPORATED
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                       June 30,   June 30,
                                         2004       2003
                                      ---------- ----------
                                            (Audited)
Assets
Current assets:
     Cash and cash equivalents        $ 159,496  $  72,260
     Restricted cash                      3,120      2,732
     Short-term investments               7,650          -
     Accounts receivable                 10,557      8,713
     Other current assets                 8,119      9,767
     Membership solicitation and other
      deferred costs                     52,428     77,883
                                      ---------- ----------
Total current assets                    241,370    171,355
Fixed assets, net                        36,540     24,969
Goodwill                                125,675     42,039
Intangible and other assets, net         48,527     10,142
                                      ---------- ----------
Total assets                          $ 452,112  $ 248,505
                                      ========== ==========

Liabilities and Shareholders' Deficit
Current liabilities:
     Current maturities of long-term
      obligations                     $     322  $     244
     Accounts payable and accrued
      liabilities                       100,993     91,749
     Deferred membership fees           138,381    167,643
     Deferred income taxes               12,521        879
                                      ---------- ----------
Total current liabilities               252,217    260,515
Deferred income taxes                     4,640      5,145
Other long-term liabilities               3,670      3,128
Long-term debt                          237,659          -
                                      ---------- ----------
Total liabilities                       498,186    268,788
                                      ---------- ----------


Shareholders' deficit:
     Common stock; $0.01 par value
        40,000 shares authorized;
         19,089 issued (17,847 at June
         30, 2003)                          191        178
     Capital in excess of par value     156,457    122,425
     Accumulated equity (deficit)        10,131    (17,829)
     Accumulated other comprehensive
      loss                                 (364)      (469)
    Treasury stock, 8,852 shares at
     cost (6,126 shares at June 30,
     2003)                             (212,489)  (124,588)
                                      ---------- ----------
Total shareholders' deficit             (46,074)   (20,283)
                                      ---------- ----------
Total liabilities and shareholders'
 deficit                              $ 452,112  $ 248,505
                                      ========== ==========

KEY STATISTICS


                                      June 2004  March 2004  June 2003
                                      ---------  ----------  ---------
Membership Revenue Before
 Deferral Mix:
New annual                                  14%         18%        32%
Renewal annual                              42%         42%        45%
Monthly                                     44%         40%        23%

Membership Price Points:
New annual                            $     107  $     107  $     112
Monthly                               $   11.41  $   11.37  $   10.22

Membership Marketing Margin
 Before Deferral:
New annual                                  35%         32%        25%
Monthly                                     33%         29%        13%
Total                                       54%         51%        49%

Average monthly members billed       1,340,000   1,343,000    739,000


                       MEMBERWORKS INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)
                              (Unaudited)

                             Three months ended   Twelve months ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                              2004       2003       2004       2003
                           ---------- ---------- ---------- ----------

Reconciliation of Operating Cash Flow before
 Changes in Assets and Liabilities:
Operating cash flow before
 changes in assets and
 liabilities               $  11,837  $  13,309  $  52,059  $  48,510
Changes in assets and
 liabilities                  10,843      2,091     (4,111)        23
                           ---------- ---------- ---------- ----------
Net cash provided by
 operating activities      $  22,680  $  15,400  $  47,948  $  48,533
                           ========== ========== ========== ==========

Reconciliation of Revenues
 before Deferral:
Revenues reported          $ 133,232  $ 119,185  $ 488,739  $ 456,881
Changes in deferred
 membership fees, net of
   deferred membership
    fees acquired            (12,198)   (19,627)   (32,272)   (39,003)
                           ---------- ---------- ---------- ----------
Revenues before deferral   $ 121,034  $  99,558  $ 456,467  $ 417,878
                           ========== ========== ========== ==========

Reconciliation of Marketing
 Costs before Deferral:
Marketing expenses
 reported                  $  61,476  $  72,213  $ 255,818  $ 280,673
Changes in solicitation
 and other deferred costs     (6,299)   (21,094)   (25,455)   (51,411)
                           ---------- ---------- ---------- ----------
Marketing costs before
 deferral                  $  55,177  $  51,119  $ 230,363  $ 229,262
                           ========== ========== ========== ==========


                       MEMBERWORKS INCORPORATED
            RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION
                            (In thousands)
                              (Unaudited)


                     First Quarter    Second Quarter      Full Year
                      Fiscal 2005      Fiscal 2005       Fiscal 2005
                    ---------------- ---------------- ----------------

Reconciliation of Operating Cash Flow before Changes
 in Assets and Liabilities:
Operating cash flow
 before changes in
 assets and
 liabilities        $  4,000 -5,000  $ 9,000 -10,000  $33,000 -38,000
Add: Changes in
 assets and
 liabilities                      -                -           10,000
                    ---------------- ---------------- ----------------
Net cash provided
 by operating
 activities         $   4,000-5,000  $  9,000-10,000  $ 43,000-48,000
                    ================ ================ ================

Reconciliation of
 Free Cash Flow:
Net cash provided
 by operating
 activities         $   4,000-5,000  $  9,000-10,000  $ 43,000-48,000
Deduct: Capital
 Expenditures                 2,000            3,000           12,000
                    ---------------- ---------------- ----------------
Free Cash Flow      $   2,000-3,000  $   6,000-7,000  $ 31,000-36,000
                    ================ ================ ================


                       MEMBERWORKS INCORPORATED
                  EXPLANATION OF NON-GAAP INFORMATION

The Company believes that Operating Cash Flow before Changes in Assets and Liabilities is an important measure of liquidity. Operating Cash Flow before Changes in Assets and Liabilities represents the actual cash flow generated in the period, excluding the timing of cash payments and receipts. This measure is used by management and by the Company's investors. However this measure is not a substitute for, or superior to, Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles. A reconciliation of Operating Cash Flow before Changes in Assets and Liabilities to Net Cash Provided by Operating Activities prepared in accordance with generally accepted accounting principles is presented above.

The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary, current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid for or accrued for during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for, or superior to, Revenue and Marketing Expense prepared in accordance with generally accepted accounting principles.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
              or
             Sapphire Investor Relations LLC
             Erica Mannion, 415-399-9345